UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

AMERICAN VANGUARD CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	001-13795	95-2588080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 260-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 19, 2006, AMVAC Chemical Corporation (“AMVAC”), one of our subsidiaries, as borrower, and its affiliates (including registrant), as guarantors, entered into a Credit Agreement (the “New Credit Agreement”) with a syndicate of commercial lenders led by Bank of the West (AMVAC’s primary bank) as arranger, syndication agent, swing line lender and L/C issuer. The New Credit Agreement supersedes the Fifth Amendment (the “Fifth Amendment”) to Amended and Restated Credit Agreement dated as of November 27, 2006 and more fully described in the Company’s Form 8-K filed on November 29, 2006. The New Credit Agreement is a $165 million senior secured lending facility consisting of a revolving line of credit of $75 million and term loan commitments of $60 million plus a $30 million accordion feature. AMVAC has had a banking relationship with its primary bank for over 20 years.

Item 1.02	Termination of a Material Definitive Agreement

On December 19, 2006, AMVAC, as borrower, and its affiliates, as guarantors, terminated the Fifth Amendment concurrent with entry into the New Credit Agreement (as more fully described in Item 1.01, which is incorporated by reference herein). In connection with that termination, AMVAC paid the entire outstanding balance of the term loans and revolving line of credit plus accrued interest of the Fifth Amendment, using proceeds from the New Credit Facility as more fully described in Item 2.03 below, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or under an Off- Balance Sheet Arrangement of a Registrant

In connection with retiring the entire outstanding balance of the term loans and revolving credit facility (plus accrued interest) of the Fifth Amendment upon termination thereof, on December 19, 2006, AMVAC borrowed approximately $87 million under the New Credit Facility consisting of approximately $60 million in term loans and approximately $27 million from the revolving line of credit. These loans bear interest at the prime rate plus an applicable rate, if any, dependent on certain debt ratios (“Prime Rate Loan”), or at AMVAC’s option, a fixed rate of interest offered by the bank, based on the Eurodollar rate plus an applicable rate dependent on certain debt ratios (“Eurodollar Rate Loan”). The principal payments of the term loans are payable (a) in equal quarterly installments on or before the last business day of each March, June, September and December (beginning March 31, 2007) in the amount of (i) $1 million, through the period ending December 31, 2009, and (ii) $2 million, through the period January 1, 2010 through December 31, 2013, and (b) in one final installment in the amount necessary to repay the remaining outstanding principal balance of the term loans in full on the maturity date. Interest accruing on the Prime Rate Loans is payable monthly, in arrears, on the last day of each month, and on the maturity date of such loan in the amount of interest then accrued but unpaid. Interest accruing on the Eurodollar Rate Loans is payable on the last day of the interest period, provided that, with an interest period longer than three months, interest is payable on the last day of each three-month period after the commencement of such interest period. The senior secured revolving line of credit matures on December 19, 2011, and the term loans mature on December 19, 2013 and contain certain covenants (with which AMVAC is in compliance) as defined in the New Credit Agreement.

Item 8.01	Other Events

On December 22, 2006, we issued a press release announcing that we entered into the New Credit Agreement and terminated the Fifth Amendment. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press release dated December 22, 2006 of American Vanguard Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Vanguard Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN VANGUARD CORPORATION

Date: December 22, 2006
	By:	/s/ Timothy J. Donnelly
Timothy J. Donnelly
Vice President

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated December 22, 2006 of American Vanguard Corporation.